Exhibit 10.11

LHP HOLDING CORP.

2004 RESTRICTED STOCK PLAN

ARTICLE I

PURPOSES

The purposes of the Plan are to foster and promote the long-term financial success of the Company and the Subsidiaries and materially increase shareholder value by (a) motivating superior performance by Participants by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees and (c) enabling the Company and the Subsidiaries to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

ARTICLE II

DEFINITIONS

Section 2.1  Certain Definitions.  Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)  “Adjustment Event” means any dividend payable in capital stock of the Company, and any stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, in each case, affecting the Common Stock.

(b)  “Affiliate” shall have the same meaning given to such term in the Stockholders Agreement.

(c)  “Assumed Tax Rate” shall have the meaning specified in Section 7.2(a).

(d)  “Award” means an award of the right to purchase shares of Common Stock pursuant to the Plan.

(e)  “Board” means the Board of Directors of the Company.

(f)  “Call Rights” means the First Call Right, the Second Call Right, and the Post-Employment Call Right.

(g)  “Cause” means, with respect to any Participant (as determined by the Board in its sole discretion), (i) the willful failure by the Participant to substantially perform his duties as an employee of the Company or any Subsidiary (other than due to physical or mental illness), (ii) the Participant’s engaging in willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the Company or any Affiliate thereof including, but not limited to, by way of damage to the reputation or public standing of the Company or any Affiliate thereof, (iii) the Participant’s conviction of, or entering a plea of guilt or nolo contendere to, a crime that constitutes a felony or involving moral turpitude, or (iv) the Participant’s material violation or breach of any written Company policy or rule or the material breach by the Participant of any of his obligations under any written covenant or agreement with the Company or any Affiliate thereof; provided, that with respect to any Participant who is party to an employment agreement with the Company or any Subsidiary, “Cause” shall have the meaning specified in such employment agreement.

(h)  “Change of Control” means, with respect to the Company, the first to occur after the effective date of the Plan of any of the following events:

(i)  the acquisition by any person, entity or group (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended) (other than (A) the Company and the Subsidiaries, (B) any employee benefit plan of the Company or the Subsidiaries, or (C) the Investors (as defined in the Consulting Agreement, dated as of May 27, 2004, by and among the Company and the other parties thereto, as amended from time to time) or any Affiliate or partner thereof) through one transaction or a series of transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

(ii)  the merger or consolidation of the Company as a result of which persons who were stockholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(iii)  the liquidation or dissolution of the Company (other than a dissolution occurring upon a merger or consolidation thereof); and

(iv)  the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Investors.

(i)  “Code” means the Internal Revenue Code of 1986, as amended.

(j)  “Committee” means the Compensation Committee of the Board (or such other committee of the Board as the Board shall designate) or, if there shall not be any such committee then serving, the Board.

(k)  “Common Stock” means one share of common stock, par value $.01 per share, of the Company.

(l)  “Company” means LHP Holding Corp., a Delaware corporation, and any successor thereto.

(m)  “Disability” means a physical or mental disability or infirmity that prevents, or is reasonably expected to prevent (based on an independent physician’s medical examination), the performance by a Participant of his duties hereunder for a continuous period of 90 days or longer or for 180 days or more in any 12-month period.  The reasoned and good faith judgment of the Board as to Disability shall be final, binding and conclusive.  Notwithstanding the foregoing definition, with respect to any Participant who is party to an employment agreement with the Company or any Subsidiary, “Disability” shall have the meaning specified in such employment agreement.

(n)  “Employee” means any officer or key employee of the Company or any Subsidiary.

(o)  “Fair Market Value” means, as of any date, with respect to the Common Stock, the fair market value on such date per share of Common Stock as determined by the Board in its sole discretion.  Notwithstanding the foregoing, following a Public Offering, Fair Market Value with respect to the Common Stock that is listed for trading shall mean the average of the high and low trading prices for a share of the Common Stock on the primary national exchange (including NASDAQ) on which the Common Stock is then traded on the trading day immediately preceding the date as of which such Fair Market Value is determined.  The determination of Fair Market Value will not give effect to any restrictions on the shares of the Common Stock (including transferability restrictions and Call Rights) or the fact that such shares would represent a minority interest in the Company.

(p)  “First Call Right” shall have the meaning specified in Section 6.6(a).

(q)  “Good Reason” means any termination by a Participant of his employment with the Company, by written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such termination, within 30 days following the occurrence, without the Participant’s consent, of any of the following events and the failure of the Company to correct the circumstances set forth in the Participant’s written notice within 30 days of receipt of such notice: (i) the assignment to the Participant of duties that are significantly different from, and that result in a substantial diminution of, the duties that he has as an employee; provided, that a corporate reorganization by the Company and/or its Affiliates pursuant to which the Company ceases to exist or the Participant’s title is changed shall not constitute Good Reason hereunder so long as there is no substantial diminution and significant difference in the nature of Executive’s duties, and (ii) a reduction in the rate of the Participant’s base salary (other than a proportionate adjustment applicable generally to similarly situated Company executives).  Notwithstanding the foregoing definition, with respect to any Participant who is party to an employment agreement with the

Company or any Subsidiary, “Good Reason” shall have the meaning specified in such employment agreement.

(r)  “Option Plan Value” shall have the meaning specified in Section 7.2(b)(ii).

(s)  “Participant” means any Employee designated by the Board to receive an Award under the Plan.

(t)  “Payments” shall have the meaning specified in Section 7.3.

(u)  “Plan” means this LHP Holding Corp. 2004 Restricted Stock Plan, as amended from time to time.

(v)  “Post-Employment Call Right” shall have the meaning specified in Section 6.6(c).

(w)  “Public Offering” shall have the same meaning given to such term in the Stockholders Agreement.

(x)  “Purchase Price” shall have the meaning specified in Section 6.1.

(y)  “Retirement” means the termination of a Participant’s employment with the Company and any Subsidiary on or after the date the Participant attains age 65 or such earlier date as determined by the Board in its sole discretion; provided, that, with respect to any Participant who is party to an employment agreement with the Company or any Subsidiary, “Retirement” shall have the meaning specified in such employment agreement.

(z)  “Second Call Right” shall have the meaning specified in Section 6.6(b).

(aa)  “Stockholders Agreement” means the Stockholders Agreement, dated as of May 27, 2004, by and among the Company, the other parties thereto and each other person who becomes a party thereto, as amended or superseded from time to time.

(bb)  “Stock Plan Value” shall have the meaning specified in Section 7.2(b)(i).

(cc)  “Subscription Agreement” means the subscription agreement, substantially in the form attached hereto as Exhibit A or such other form as the Board shall approve, to be entered into by the Company and the Participant in connection with the purchase by a Participant of any shares of Common Stock pursuant to Article VI hereof.

(dd)   “Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests in such organization.

Section 2.2  Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III

ELIGIBILITY

Participants in the Plan shall be those Employees selected by the Board to participate in the Plan.  The selection of an Employee as a Participant shall neither entitle such Employee to, nor disqualify such Employee from, participation in any other incentive plan of the Company.

ARTICLE IV

ADMINISTRATION

Section 4.1  Power to Grant and Establish Terms of Awards.  The Board shall have the discretionary authority, subject to the terms of the Plan, to determine the Employees to whom Awards shall be granted and the terms and conditions of such Awards including, but not limited to, the number of shares of Common Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of the Subscription Agreements.

Section 4.2  Administration.  The Board shall be responsible for the administration of the Plan.  The Board shall have discretionary authority to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company and the Subsidiaries, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes.  Any determination, interpretation or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Board pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons, and shall be given deference in any proceeding with respect thereto.  The Board may consult with legal counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

Section 4.3  Delegation by the Board.  All of the powers, duties and responsibilities of the Board specified in the Plan may, to the full extent permitted by applicable law, be exercised and performed by the Committee to the extent authorized by the Board to exercise and perform such powers, duties and responsibilities.

ARTICLE V

STOCK SUBJECT TO PLAN

Section 5.1  Number.  Subject to the provisions of Section 5.3, the number of shares of Common Stock subject to Awards plus the number of shares of Common Stock subject to Subscription Agreements may not exceed 195,676 shares in the aggregate.  Notwithstanding the foregoing, at any such time as the offer and sale of securities pursuant to this Plan is subject to compliance with Section 260.140.45 of Title 10 of the California Code of Regulations (as amended from time to time), the total number of shares of Common Stock subject to the Plan (together with equity-based awards under any other incentive plan of the Company) and the total number of shares available for award under any stock bonus or similar plan of the Company shall not exceed thirty percent (30%) (or such other higher percentage limitation as may be approved by the shareholders of the Company pursuant to Section 260.140.45) of the then outstanding shares of the Company as calculated in accordance with the conditions and exclusions of Section 260.140.45.

Section 5.2  Canceled, Terminated, or Forfeited Awards.  Any shares of Common Stock subject to an Award that for any reason expires or is canceled, terminated, forfeited, substituted for or otherwise settled without the issuance of such shares of Common Stock shall again be available for award under the Plan.  Any shares of Common Stock subject to a Subscription Agreement that for any reason are repurchased by the Company shall again be available for award under the Plan.

Section 5.3  Adjustments in Capitalization.  If the Board determines in its sole discretion that, as a result of any Adjustment Event, an adjustment is necessary or appropriate to preserve, or to prevent enlargement of, the benefits or potential benefits made available under the Plan, then the Board shall, in such manner as the Board shall deem equitable, adjust any or all of (a) the number and kind of shares that thereafter may be awarded under the Plan, (b) the number and kind of shares subject to outstanding Awards, and (c) the number and kind of shares subject to Subscription Agreements and the Purchase Price (as defined below) for shares subject to Subscription Agreements.  In addition, the Board may make provisions for a cash payment to any and all Participants in respect of their shares of Common Stock subject to Subscription Agreements.  Further, in connection with any such adjustment, the number of shares of Common Stock subject to any Award and the number of shares of Common Stock subject to any Subscription Agreement shall be rounded to the nearest whole number.

ARTICLE VI

AWARDS; TERMS OF COMMON STOCK

Section 6.1  Grant of Awards.  Awards may be granted to Participants at such time or times as the Board shall determine.  At the time of grant of an Award, the Board shall determine the number of shares of Common Stock subject to such Award, the purchase price thereof (which shall not be less than the Fair Market Value on the date of grant or purchase) (the “Purchase Price”) and the duration of the Award.  Each purchase of Common Stock pursuant to an Award shall be consummated pursuant to a

Subscription Agreement, which shall include such terms and conditions not inconsistent with the Plan as the Board shall determine including, but not limited to, customary representations, warranties and covenants with respect to securities law matters.  The Board may establish different terms and conditions for different Participants receiving Awards and for the same Participant for each Award such Participant may receive, whether or not granted at different times.  The grant of any Award to any Employee shall not entitle such Employee to the grant of any other Awards.

Section 6.2  Stockholders Agreement.  Each Participant who purchases shares of Common Stock shall be entitled to the benefits of and be bound by the obligations set forth in the Stockholders Agreement and shall be deemed to be a Management Stockholder (as defined in the Stockholders Agreement) thereunder, and as a condition to receipt of any shares of Common Stock, the Participant shall from time to time, as requested by the Company, execute and deliver a joinder to the Stockholders Agreement evidencing the forgoing (and such holder’s spouse will execute and deliver any spousal consent requested for community property reasons or otherwise).

Section 6.3  Restrictions on Transferability.  Except as provided in Article VII, as otherwise expressly provided in any Subscription Agreement or as permitted by the Board, no Common Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (other than by will or by the laws of descent and distribution; provided, that such recipient shall be bound by the terms of the Plan, any applicable Subscription Agreement and the Stockholders Agreement) until the lapse of the Call Rights for any reason.  Thereafter, shares of Common Stock purchased hereunder may only be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated in compliance with applicable securities laws, the Plan, the Subscription Agreement, the Stockholders Agreement and any other agreement to which such Common Stock is subject, or by will or the laws of descent and distribution (provided that such recipient shall be bound by the provisions of the Plan and any applicable Subscription Agreement).

Section 6.4  Rights as Stockholder.  Except as otherwise expressly provided in any Subscription Agreement or in the Stockholders Agreement, each Participant who holds shares of Common Stock purchased hereunder may exercise any voting or other rights as a stockholder of the Company with respect to such shares; provided, that a certificate or certificates in respect of such shares have been issued to such Participant, and such Participant has executed and delivered a Subscription Agreement.

Section 6.5  Dividends and Distributions.  Except as otherwise expressly provided in any Subscription Agreement or in the Stockholders Agreement, each Participant shall, with respect to the shares of Common Stock purchased hereunder by the Participant that remain outstanding as of the record date of any dividend or distribution, be entitled to receive all dividends and distributions paid in respect of such shares; provided that, if any such dividends or distributions are paid in shares of Common Stock or other property, such shares and such other property shall be subject to the same Call Rights and other restrictions as apply to the Common Stock with respect to which they were paid.

Section 6.6  Rights Upon and After Termination of Employment.  Except as otherwise expressly provided in any Subscription Agreement, each Subscription Agreement shall provide that the Company shall have (subject to such additional terms and conditions as set forth in the applicable Subscription Agreement):

(a)  the right (the “First Call Right”) to repurchase all or a portion of the shares subject to the First Call Right upon the termination of a Participant’s employment with the Company and any Subsidiary that employs the Participant for any reason, at a purchase price equal to the lower of their aggregate Purchase Price and their aggregate Fair Market Value.  The number of shares of Common Stock that shall be subject to the First Call Right as of any termination date shall be equal to the number of shares of Common Stock purchased hereunder by the Participant that remain outstanding as of the date of such termination, multiplied by a fraction, the numerator of which shall equal four minus the number of full years from the purchase date (or such other date as the Board shall determine) to the employment termination date (but not less than zero), and the denominator of which shall equal four, and

(b)  the right (the “Second Call Right”) to repurchase all or any portion of the shares of Common Stock subject to the Second Call Right upon the termination of a Participant’s employment (i) (A) by the Company for Cause at any time, or (B) by the Participant without Good Reason during the six year period beginning from the purchase date (or such other date as the Board shall determine) of such shares, in either case, at a purchase price equal to the lower of their aggregate Purchase Price and their aggregate Fair Market Value, and (ii) for any other reason during the six year period beginning from the purchase date (or such other date as the Board shall determine) of such shares, their aggregate Fair Market Value; provided that, if Holdings does not purchase the Participant’s shares pursuant to the Second Call Right and the Participant’s employment is terminated as a result of the Participant’s death or Disability, the Participant (or the Participant’s estate) shall have the right (following the expiration of Holdings’ right under this Section 6.6(b)) to require Holdings to buy all of the shares subject to the Second Call Right.  The number of shares of Common Stock that shall be subject to the Second Call Right as of any termination date shall be equal to the number of shares of Common Stock purchased hereunder by the Participant that remain outstanding and are no longer subject to the First Call Right, in each case, as of the date of such termination, and

(c)  the right (the “Post-Employment Call Right”) to repurchase all or any or portion of the shares subject to the Post-Employment Call Right upon any breach of any post-termination non-competition, non-solicitation, confidentiality, or other similar agreement or covenant with the Company, at a purchase price equal to the lower of their aggregate Purchase Price and their aggregate Fair Market Value.  The number of shares of Common Stock that shall be subject to the Post-Employment Call Right as of the date of any such breach shall be equal to the number of shares of Common Stock purchased hereunder by the Participant that remain outstanding as of the date of such breach.

ARTICLE VII

CHANGE OF CONTROL

Section 7.1  Lapse of Rights.  Notwithstanding anything else contained in the Plan, except as otherwise expressly provided in any Subscription Agreement, in the event of a Change of Control, the Call Rights applicable to any shares of Common Stock purchased hereunder shall automatically expire.  For the avoidance of doubt, the restrictions contained in this Plan (including, but not limited to, the Call Rights that lapse pursuant to the immediately preceding sentence) and any applicable Subscription Agreement shall not preclude such shares of Common Stock from participating in any Change of Control.

Section 7.2  Exit Bonus.

(a)  In General.  Except as otherwise expressly provided in any Subscription Agreement, in the event of a Change of Control, the Board will compare the Stock Plan Value with the Option Plan Value for each Participant who is employed by the Company or any Subsidiary through the date of such Change of Control.  To the extent that the Option Plan Value exceeds the Stock Plan Value and provided that such Participant is employed by the Company or any Subsidiary through the date of the Change of Control, such Participant shall receive within 30 days after the Change of Control a cash bonus equal to such excess, plus an additional amount such that, after payment of all taxes incurred by a Participant on the receipt of such cash bonus, the Participant retains the same after-tax amount that he would have retained had such payment not been subject to tax (calculated assuming that a Participant’s combined federal, state and local marginal income tax rate is equal to the combined marginal tax rate which would be applicable to such Participant based solely on the income derived by such Participant for the last completed fiscal year of the Company and the rates applicable to a person working and residing in the jurisdiction in which such Participant works and resides (the “Assumed Tax Rate”)).

(b)  Certain Definitions; Calculations.

(i)  “Stock Plan Value” means the after-tax value a Participant receives in connection with the Change of Control in respect of the shares of Common Stock purchased hereunder by the Participant that remain outstanding immediately prior to the date of such Change of Control, plus the after-tax value of any dividends and distribution received by such Participant prior to the date of the Change of Control.

(ii)  “Option Plan Value” means the after-tax value the Participant would have received had the Investors made their investments in the Company in Common Stock and established a 10% option pool (fully diluted) at the time this Plan was adopted.  For the avoidance of doubt, Option Plan Value shall be calculated assuming that the Participant was not entitled to receive any dividends or distributions in respect of the shares of Common Stock underlying the Participant’s hypothetical options, and that such options were cashed out in connection with the Change of Control.

(iii)  Calculations; Determinations.  All calculations and determinations made by the Board pursuant to this Section 7.2 shall be in the Board’s sole discretion, shall be final, binding and conclusive upon all persons and for all purposes, and shall be made as of the date of the Change of Control using the Assumed Tax Rate and using the aggregate Purchase Price of the Participant’s shares of Common Stock as the aggregate exercise price for the hypothetical options.

Section 7.3  Limitation on Benefits.  Notwithstanding anything to the contrary contained in the Plan or any Subscription Agreement, to the extent that any of the payments and benefits provided for under the Plan, any applicable Subscription Agreement or any other agreement or arrangement between the Company and a Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to section 4999 of the Code.  If any Payments that would be reduced, pursuant to the immediately preceding sentence but would not be so reduced if the stockholder approval requirements of section 280G(b)(5) of the Code are satisfied, the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the Change of Control giving rise to such payments.

ARTICLE VIII

EFFECTIVE DATE, AMENDMENT AND TERMINATION

The Plan shall be effective upon adoption by the Board or such later date, as the Board shall specify, and shall expire on the tenth anniversary thereof (except as to outstanding Awards and shares subject to Subscription Agreements), unless sooner terminated pursuant to this Article VIII.  The Board at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan.  No termination, suspension, amendment or modification of the Plan shall (except in the case of an adjustment pursuant to Section 5.3 hereof) in any manner adversely affect any Award theretofore granted under the Plan or any shares subject to a Subscription Agreement, without the consent of the Participant holding such Award.  Shareholder approval of any such termination, suspension, amendment or modification shall be obtained to the extent mandated by applicable law, or if otherwise deemed appropriate by the Board.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Nontransferability of Awards.  No Award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Section 9.2  Beneficiary Designation.  Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Board and will be effective only when filed by the Participant in writing with the Board during his lifetime.  In the absence of any such designation, benefits remaining unpaid or Awards or shares subject to any Subscription Agreement outstanding at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his estate.

Section 9.3  Tax Withholding.  The Company and each Subsidiary shall have the power to withhold, or require a Participant to remit to the Company or any Subsidiary promptly upon notification of the amount due, an amount determined by the Company or such Subsidiary, in its discretion, to be sufficient to satisfy all Federal, state, local and foreign withholding tax requirements in respect of any Award or shares subject to any Subscription Agreement and the Company may (or may cause a Subsidiary to) defer payment of cash or issuance or delivery of Common Stock until such requirements are satisfied.  The Board may permit or require a Participant to satisfy his tax withholding obligation hereunder in such other manner, subject to such conditions, as the Board shall determine.

Section 9.4  Requirements of Law.  The grant of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national or foreign securities exchanges as may be appropriate or required, as determined by the Board.  Notwithstanding any other provision of the Plan or any Subscription Agreement, no Awards shall be granted, and no shares of Common Stock shall be issued in connection with any Award, if such grant or issuance would result in a violation of applicable law, including the federal securities laws and any applicable state or foreign securities laws.

Section 9.5  No Guarantee of Employment or Participation.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time and for any reason, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.  No Employee shall have a right to be selected as a Participant or, having been so selected, to receive any Awards.

Section 9.6  No Limitation on Compensation.  Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary to establish other plans or to pay compensation to its employees in cash or property, in a manner that is not expressly authorized under the Plan.

Section 9.7  No Right to Particular Assets.  Nothing contained in this Plan and no action taken pursuant to this Plan shall create or be construed to create a trust of any kind or any fiduciary relationship between the Company and the Subsidiaries, on the one hand, and any Participant or executor, administrator or other personal representative or designated beneficiary of such Participant, on the other hand, or any other persons.  Any reserves that may be established by the Company or any Subsidiary in connection with this Plan shall continue to be held as part of the general funds of the Company, and no individual or entity other than the Company shall have any interest in such funds until paid to a Participant.  To the extent that any Participant or his executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Company or a Subsidiary pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or such Subsidiary.

Section 9.8  No Impact On Benefits.  Awards shall not be treated as compensation for purposes of calculating an Employee’s rights under any employee benefit plan, except to the extent provided in any such plan.

Section 9.9  Freedom of Action.  Subject to Article VII, nothing in the Plan or any Subscription Agreement shall be construed as limiting or preventing the Company or any Subsidiary from taking any action with respect to the operation or conduct of its business that it deems appropriate or in its best interest.

Section 9.10  Governing Law.  The Plan, and all Subscription Agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

Section 9.11  Severability; Blue Pencil.  In the event that any one or more of the provisions of this Plan or any Subscription Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected thereby.  If, in the opinion of any court of competent jurisdiction any covenant or covenants of the Plan or any Subscription Agreement are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

Section 9.12  Indemnification.  Each person who is or shall have been a member of the Board or the Committee shall be indemnified and held harmless by the Company to the fullest extent permitted by law against and from any loss, cost, liability or expense (including any related attorneys’ fees and advances thereof) that may be imposed upon or reasonably incurred by him in connection with, based upon or arising or resulting from any claim, action, suit or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under or in connection with the Plan or any Subscription Agreement and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him; provided that he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law or otherwise.

Section 9.13  Notices.  Each Participant shall be responsible for furnishing the Company with the current and proper address for the mailing of notices and delivery of agreements and certificates.  Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid.  If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

Section 9.14  Incapacity.  Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receiving such benefit shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Board, the Committee, the Company and other parties with respect thereto.

Section 9.15  Rights Cumulative; Waiver.  The rights and remedies of Participants and the Company under this Plan shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right.  The waiver by any party hereto of a breach of any provision of the Plan shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

Section 9.16  Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan